Exhibit 12

FORM OF OPINION AND CONSENT OF PAUL HASTINGS LLP

REGARDING TAX MATTERS

September [   ], 2025

Oaktree Asset-Backed Income Fund, Inc.

Brookfield Place, 225 Liberty Street

New York, New York 10281

Oaktree Asset-Backed Private Placement Fund Inc.

Brookfield Place, 225 Liberty Street

New York, New York 10281

Re:	Reorganization of Oaktree Asset-Backed Income Private Placement Fund Inc. into Oaktree Asset-Backed Income Fund Inc.

Ladies and Gentlemen:

We have acted as counsel to both Oaktree Asset-Backed Income Fund, Inc. (the “Acquiring Fund”) and Oaktree Asset-Backed Private Placement Fund Inc. (the “Target Fund”), each a closed-end management investment company formed as a Maryland corporation, in connection with the reorganization of the Target Fund into the Acquiring Fund, in accordance with an Agreement and Plan of Reorganization (the “Plan”), by and among the Acquiring Fund and the Target Fund, and the Registration Statement on Form N-14 of the Acquiring Fund (Registration No. 333-289747) (the “Registration Statement”), as initially filed with the U.S. Securities and Exchange Commission on August 21, 2025, relating to the transfer of all of the assets of the Target Fund to the Acquiring Fund in exchange solely for shares of beneficial interest of the Acquiring Fund (the “Acquiring Fund Shares”), the assumption by the Acquiring Fund of all liabilities of the Target Fund, and the distribution of the Acquiring Fund Shares to the shareholders of the Target Fund in redemption of all outstanding Target Fund Shares (as defined in paragraph 1.4 of the Plan) and in complete liquidation of the Target Fund (the “Reorganization”).

Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the Plan. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the “Code”).

For the purpose of rendering this opinion, we have examined originals, certified copies or copies otherwise identified to our satisfaction as being true copies of the original of the following documents (including all exhibits and schedules attached thereto):

a)           the Plan;

b)           the Registration Statement;

c)           such other instruments and documents related to the formation, organization and operation of the Target Fund and the Acquiring Fund and related to the consummation of the Reorganization and the transactions contemplated thereby as we have deemed necessary or appropriate; and

d)           certificates of knowledgeable officers of each of the Target Fund and the Acquiring Fund related to certain factual matters relevant to the Reorganization and our opinions.

In connection with rendering this opinion, we have with your permission assumed, without any independent investigation or review thereof, the following:

1.           That original documents (including signatures) are authentic; that documents submitted to us as copies conform to the original documents; and that there is (or will be prior to the effective time of the Reorganization) due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof; and

2.           That all representations, warranties and statements made or agreed to by the Target Fund and the Acquiring Fund, and their respective management, employees, officers, directors and shareholders thereof in the Plan and the Registration Statement (including any exhibits or appendices) are true and accurate at all relevant times; and that all covenants contained in such documents are performed without waiver or breach of any material provision thereof.

Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein, it is our opinion that for federal income tax purposes:

(1)           The Reorganization will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code, and the Target Fund and the Acquiring Fund will each be a party to a reorganization within the meaning of Section 368(b) of the Code.

(2)           No gain or loss will be recognized by the Target Fund upon the transfer of the Assets to the Acquiring Fund in exchange solely for the Acquiring Fund Shares and the assumption by the Acquiring Fund of the Liabilities or upon the distribution of the Acquiring Fund Shares to the Target Fund’s stockholders in exchange for their shares of the Target Fund.

(3)           No gain or loss will be recognized by the Acquiring Fund upon the receipt by it of the Assets in exchange solely for Acquiring Fund Shares and the assumption by the Acquiring Fund of the Liabilities.

(4)           The adjusted tax basis of the Assets received by the Acquiring Fund will be the same as the adjusted tax basis of such Assets to the Target Fund immediately prior to the Reorganization.

(5)           The holding period of the Assets received by the Acquiring Fund will include the holding period of those Assets in the hands of the Target Fund immediately prior to the Reorganization.

(6)           No gain or loss will be recognized by the stockholders of the Target Fund upon the exchange of their Target Fund Shares for the Acquiring Fund Shares (including fractional shares to which they may be entitled) pursuant to the Reorganization.

(7)           Immediately after the Reorganization the aggregate adjusted tax basis of the Acquiring Fund Shares received by the stockholders of the Target Fund (including fractional shares to which they may be entitled) pursuant to the Reorganization will be the same as the aggregate adjusted tax basis of the Target Fund Shares held by the Target Fund’s stockholders immediately prior to the Reorganization.

(8)           The holding period of the Acquiring Fund Shares received by the stockholders of the Target Fund (including fractional shares to which they may be entitled) will include the holding period of the Target Fund Shares actually or constructively surrendered in exchange therefore, provided that the Target Fund Shares were held as a capital asset on the Closing Date.

No opinion will be expressed as to the effect of the Reorganization on (i) the taxable year of any Target Fund Stockholder, (ii) the Target Fund or the Acquiring Fund with respect to any asset as to which a mark-to-market system of accounting, the passive foreign investment company rules under Section 1297(a) of the Code, the personal holding company rules under Section 542 of the Code, or Section 1256 of the Code applies, or (iii) any shares held as a result of or attributable to compensation for services by any person.

No opinion will be expressed as to the effect of the Reorganization on (i) the taxable year of any Target Fund Shareholder, (ii) the Target Fund or the Acquiring Fund with respect to any asset as to which a mark-to-market system of accounting, the passive foreign investment company rules under Section 1297(a) of the Code, the personal holding company rules under Section 542 of the Code, or Section 1256 of the Code applies, or (iii) any shares held as a result of or attributable to compensation for services by any person.

No opinion will be expressed as to the effect of the Reorganization on the Target Fund with respect to any asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting.

This opinion does not address the various state, local or foreign tax consequences that may result from the Reorganization. In addition, no opinion is expressed as to any U.S. federal income tax consequence of the Reorganization except as specifically set forth herein, and this opinion does not address any additional tax consequence that might result to a shareholder due to its particular circumstances, such as shareholders who are dealers in securities or who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions. This opinion may be relied upon with respect to the consequences specifically discussed herein only by the Acquiring Fund and its shareholders, and the Target Fund and its shareholders, and not by any other person or entity.

No opinion is expressed as to any transaction other than the Reorganization as described in the Plan, or as to any other transaction whatsoever including the Reorganization if all the transactions described in the Plan are not consummated in accordance with the material terms of the Plan and without waiver of any material provision thereof. To the extent any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not complete, correct, true and accurate in all material respects at all relevant times, our opinion could be adversely affected and should not be relied upon.

This opinion represents our judgment as to the U.S. federal income tax consequences of the Reorganization and is not binding on the Internal Revenue Service or the courts. No rulings have been sought from the Internal Revenue Service or any other governmental agency in connection with the Reorganization. The conclusions described herein are based on the Code, existing judicial decisions, administrative regulations and published rulings in effect as of the date that this opinion is dated, all of which may be amended, possibly with retroactive effect. No assurance can be given that future legislative, judicial or administrative changes would not adversely affect the accuracy of the conclusions stated herein. Furthermore, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the U.S. federal income tax laws.

This opinion has been delivered to you pursuant to paragraph 6.3(d) of the Plan and may not be distributed or otherwise made available to any other person or entity (other than your accountants, auditors and legal, tax and investment advisors) without our prior written consent. This opinion may be disclosed to shareholders of the Target Fund and the Acquiring Fund, and they may rely on it in connection with the Reorganization, it being understood that we are not establishing any attorney-client relationship with any such shareholder.

Very truly yours,